EXHIBIT (k)(v)

Execution Version

FIRST AMENDMENT TO MARGIN LOAN AND SECURITY AGREEMENT

This First Amendment to Margin Loan and Security Agreement (this “Amendment”) is executed effective as of September 18, 2023, by and between Neuberger Berman High Yield Strategies Fund Inc., a Maryland corporation registered as a diversified, closed-end management investment company (“Borrower”), and Bank of America, N.A. (“Lender”).
WHEREAS, Borrower and Lender have previously entered into that certain Margin Loan and Security Agreement dated as of September 18, 2023 (the “Loan Agreement”); and
WHEREAS, Borrower and Lender have agreed to make certain amendments to the Loan Agreement as more particularly set forth herein.
NOW, THEREFORE, in consideration of the covenants set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Loan Agreement is hereby amended and modified as follows:

Section 1.     Definitions. All capitalized terms used herein but not defined herein shall have the meaning ascribed thereto in the Loan Agreement.

Section 2.     Amendments to Loan Agreement.

(a)     The definition of “Adjusted Asset Coverage Ratio” in Section 1.01 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Adjusted Asset Coverage Ratio” means the ratio, expressed as a percentage, of (a) the value of the total assets of the Fund, less all liabilities and indebtedness not represented by Senior Securities (assuming for the purpose of this clause (a) that reverse repurchase agreements are Senior Securities) over (b) the sum of (i) the aggregate amount of Senior Securities representing indebtedness, (ii) Senior Securities representing preferred stock valued at their aggregate liquidation preference plus accrued and unpaid dividends, (iii) the aggregate amount outstanding under reverse repurchase agreements (regardless of whether such reverse repurchase agreements are treated as senior securities or as derivatives under Rule 18f-4 under the 1940 Act) and (iv) any other transaction constituting a senior security under the 1940 Act).
(b)     Section 5.01(b)(iv) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(iv)     within five (5) Business Days after the end of each calendar month, a compliance certificate (substantially the form of Exhibit B hereto) executed by the Borrower, certifying (A) Borrower’s Asset Coverage Ratio and Adjusted Asset Coverage Ratio as of the end of such month, (B) that Borrower is, as of the date thereof, in compliance in all respects with the Asset Coverage Ratio and Adjusted Asset Coverage Ratio requirements set forth in this Agreement, (C) that no Default or Event of Default has occurred or is continuing as a result of any violation of such provisions, and (D) that the portfolio holdings statement attached thereto (which statement shall include applicable security identifiers (ISIN, CUSIP, or SEDOL) for each security set forth thereon) accurately reflects the most recent publicly disclosed holdings of Borrower as of such date;

(c)     Section 5.02(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(a)     Indebtedness. Borrower shall not create, incur, assume or suffer to exist any Indebtedness (including, without limitation, (x) in the form of any reverse repurchase transactions (other than those permitted by clause (d) below), (y) in the form of derivative transactions (other than those permitted by clause (e) below) or (z) in the form of mandatory redeemable preferred shares), except Indebtedness of Borrower incurred (a) under the Facility Documents, (b) with respect to the Preferred Shares (including any Indebtedness that will be paid off with the proceeds of the issuance of the Preferred Shares), (c) under the Custody Agreement in favor of the Custodian to the extent (i) incurred in the ordinary course of business, (ii) incurred solely for temporary purposes with repayment in full within thirty days and without any renewal or extension thereof, (iii) not in excess of 5% of the value of the total assets of Borrower at the time at which any such Indebtedness is incurred (calculated in accordance with the Investment Company Act), and (iv) not secured by a Lien (other than Permitted Encumbrances) on the Collateral Account or any of the Collateral, (d) in the form of reverse repurchase transactions entered into with Lender or, so long as the Preferred Shares are not outstanding, any other Person, (e) in the form of derivative transactions, solely to the extent (i) incurred in the ordinary course of business, (ii) for the purpose of hedging interest rate exposure or making portfolio investments that do not have a leverage effect (such as when-issued securities), and (iii) in compliance with Rule 18f-4 under the Investment Company Act, or (f) any Indebtedness that will be paid off on the Closing Date with the proceeds of the initial Advance in accordance with Section 5.01(c).

(d)     Exhibit B to the Loan Agreement is hereby deleted in its entirety and replaced with Exhibit B hereto.

Section 3.     Conditions to this Amendment. This Amendment shall be effective upon satisfaction of the following conditions precedent.
(a) The Lender shall have received duly executed counterparts of this Amendment.
(b) No Default or Event of Default shall exist under the Loan Documents or would result from the execution of this Amendment.
(c) The representations and warranties of Borrower contained in Article IV of the Loan Agreement shall be true and correct in all material respects as of the date hereof.

Section 4.     Acknowledgment, Ratification and Reaffirmation of Obligations. Borrower hereby acknowledges and reaffirms its Obligations under the Loan Agreement and the other Loan Documents, as modified by this Amendment, and ratifies and confirms the continued effectiveness of the Loan Agreement and the other Loan Documents, as modified by this Amendment. Except as modified hereby, the Loan Agreement and each of the other Loan Documents remains unmodified and in full force and effect and the valid, binding and enforceable obligations of Borrower, subject to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally, and general principles of equity. All terms, covenants and conditions of the Loan Agreement and the other Loan Documents, in each case as amended by this Amendment, are hereby ratified and confirmed in all respects by Borrower.
Section 5.     No Claims; Offsets or Defenses. Borrower hereby acknowledges and agrees that, as of the date hereof, no such party has any existing defenses (other than the defenses of actual payment and performance), counterclaims, offsets, cross-complaints, causes of action, claims or demands of any kind or nature whatsoever, in each case with respect to causes of action, claims or demands known to such party as of the date hereof, against Lender, any loan participant, any servicer or any of their respective affiliates

(including, without limitation, any usury or lender liability claims or defenses) arising out of the Obligations or the Loan Documents or, in connection with the Obligations. Borrower further acknowledges that any such claim is hereby, fully, finally and irrevocably released by Borrower.
Section 6.     No Oral Modification. This Amendment may not be amended except pursuant to a written agreement executed by all of the parties hereto.
Section 7.     Binding Upon Successors and Assigns. This Amendment shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns under the Loan Agreement, as amended hereby.
Section 8.     Headings. The headings of the sections and subsections of this Amendment are for convenience of reference only and shall not be considered a part hereof nor shall they be deemed to limit or otherwise affect any of the terms or provisions hereof.
Section 9.     Validity of Provisions. Any provision of this Amendment which may prove unenforceable under law shall not affect the validity of the other provisions hereof.
Section 10.     Conflicting Provisions. In the event of any conflict between this Amendment and the terms of the Loan Agreement or any of the other Loan Documents, the terms of this Amendment shall govern and control.

Section 11.     No Waiver. Nothing contained in this Amendment shall be construed as a waiver by Lender of (i) any rights or remedies available to Lender pursuant to the Loan Agreement or any of the other Loan Documents or (ii) any past, present or future breach or default on the part of Borrower under the Loan Agreement or the other Loan Documents.

Section 12.     Authorization and Power. Borrower has the full power and requisite authority to execute, deliver and perform its obligations under this Amendment and any other document executed by Borrower in connection herewith and is duly authorized to, and has taken all action necessary to authorize it to, execute, deliver and fully perform its obligations under this Amendment.
Section 13.     Valid and Binding Obligations. This Amendment constitutes legal, valid and binding obligations of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally, and general principles of equity.
Section 14.     Consents, Etc. No consent, approval, authorization or order of any court or Governmental Authority or any third party is required in connection with the execution and delivery by Borrower of this Amendment or to consummate the transactions contemplated hereby, which consent has not been obtained.
Section 15.     Conforming Modifications. This Amendment modifies and amends the Loan Agreement and the other Loan Documents. This Amendment shall constitute a “Loan Document” as that term is defined in the Loan Agreement. References made in the Loan Agreement or any Loan Document to any other Loan Document shall be to such documents as modified by this Amendment (as applicable) and references therein to terms defined in the Loan Agreement or the other Loan Documents shall be to terms defined therein as modified by this Amendment (as applicable). Except as specifically modified and amended hereby, all other terms, conditions, and covenants contained in the Loan Agreement and the other Loan Documents shall remain unmodified and in full force and effect and the valid, binding and enforceable obligations of Borrower, subject to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally, and general principles of equity.

Section 16.     Counterparts; Electronic Signatures. This Amendment may be executed in one or more counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. This Amendment shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of: (a) an original manual signature; (b) a faxed, scanned, or photocopied manual signature, or (c) any other electronic signature permitted by the Federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code, in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.
Section 17.     Further Assurances. Borrower agrees to execute, acknowledge, deliver, file, record and publish, at its sole cost and expense, such further reasonable certificates, amendments, legal opinions, instruments and documents, and do all such other reasonable acts and things as may be required by law, or as may be reasonably requested by Lender from time to time, to carry out the intent and purposes of this Amendment.

Section 18.     Governing Law. This Amendment shall be subject to the provisions of Section 8.07 of the Loan Agreement.

Section 19.     Entire Agreement. This Amendment, the Loan Agreement, the other Loan Documents and any documents executed and delivered by Borrower in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof, and all understandings (oral or written) and agreements heretofore had among the parties are merged in or contained in this Amendment and such documents.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives as of the date first written above.

BORROWER:

Neuberger Berman High Yield Strategies Fund Inc.

By:	/s/ Brian Kerrane
Name:	Brian Kerrane
Title:	Vice President

LENDER:

BANK OF AMERICA, N.A.

By:	/s/ Michael J. Balbick
Name:	Michael J. Balbick
Title:	Director

Signature Page to First Amendment to Margin Loan and Security Agreement

Neuberger Berman High Yield Strategies Fund Inc.	Master Securities Agreement

This Agreement is hereby accepted and agreed to as of the date thereof.

Bank of America, N.A.

By:	/s/ Michael J. Balbick
Name:	Michael J. Balbick
Title:	Director

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE
Bank of America, N.A.
One Bryant Park
New York, NY 10036
[Date]
Ladies and Gentlemen:
The undersigned, Neuberger Berman High Yield Strategies Fund Inc. (“Borrower”), refers to the Margin Loan and Security Agreement dated as of September 18, 2023 (as amended, modified or restated from time to time, the “Loan Agreement”), by and between Borrower and Bank of America, N.A. (“Lender”). Capitalized terms used but not defined herein shall have the meaning given thereto in the Loan Agreement.
In accordance with Section 5.01(b)(iv) of the Loan Agreement, the undersigned hereby certifies that (i) the Asset Coverage Ratio of Borrower as of [____] is [____], (ii) the Adjusted Asset Coverage Ratio of Borrower as of [____] is [____], (iii) Borrower is, as of the date hereof, in compliance in all respects with the Asset Coverage Ratio requirements set forth in the Loan Agreement, (iv) no Default or Event of Default has occurred or is continuing under the Loan Agreement and (v) the portfolio holdings statement attached hereto accurately reflects the most recent publicly disclosed holdings of Borrower as of the date hereof.
By signing below, Borrower represents and warrants to Lender that all information Borrower has provided herein is true and accurate as of the date hereof.
Very truly yours,

Neuberger Berman High Yield Strategies Fund Inc.

By:
Name:
Title:

Exhibit B to Margin Loan and Security Agreement